THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: MAY 28, 2015 / 12:30PM GMT OVERVIEW: Co. reported 1Q15 net sales of $709m and adjusted non-GAAP net loss per diluted share of $0.53. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP, Finance & Controller*

Arthur Martinez *Abercrombie & Fitch Co. - Executive Chairman*

Jonathan Ramsden *Abercrombie & Fitch Co. - EVP & COO*

Joanne Crevoiserat *Abercrombie & Fitch Co. - EVP & CFO*

Fran Horowitz *Abercrombie & Fitch Co. - President, Hollister*

Christos Angelides *Abercrombie & Fitch Co. - President, A&F & abercrombie kids*

CONFERENCE CALL PARTICIPANTS

Randy Konik *Jefferies & Co. - Analyst*

Christina Bradley *JPMorgan - Analyst*

Ed Yruma *KeyBanc Capital Markets - Analyst*

Susan Anderson *FBR Capital Markets - Analyst*

Anna Andreeva *Oppenheimer Capital - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Paul Alexander *BB&T Capital Markets - Analyst*

Barbara Wyckoff *CLSA - Analyst*

Oliver Chen *Cowen and Company - Analyst*

Lindsay Drucker Mann *Goldman Sachs - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Brian Tunick *RBC Capital Markets - Analyst*

Melissa Calandruccio *Telsey Advisory Group - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch first-quarter fiscal year 2015 earnings call. Today's conference is being recorded. (Operator Instructions). At this time I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Co. - VP, Finance & Controller*

Good morning and welcome to our first quarter earnings call. Earlier this morning we released our first-quarter sales and earnings, income statements, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials which are available on our website.

Also available on our website is an investor presentation which we will be referring to in our comments during this call. Today's earnings call is being recorded and the replay may be accessed through the Internet at abercrombie.com under the Investors section. The call is scheduled for one hour.

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Joining me today are Arthur Martinez, Executive Chairman; Jonathan Ramsden, Chief Operating Officer; Joanne Crevoiserat, Chief Financial Officer; Fran Horowitz, President of Hollister; and Christos Angelides, President of A&F and abercrombie kids. After our prepared remarks we will be available to take your questions for as long as time permits. Before I begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. In addition, effective for the first quarter, we have made a change to our operating segments. Previously we segmented and reported our business based on channel, reporting separate information for US stores, international stores and DTC. In conjunction with our transition to a branded organizational structure which was substantially completed in the first quarter, we have determined our operating segments to now be Abercrombie and Hollister which have been aggregated into one reportable segment. With that I hand the call over to Arthur for some opening remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Brian. Good morning, everyone, and thank you for being with us. The past quarter our Company continued to take major strides to revitalize our brands, enhance performance and position ourselves to resume a solid growth trajectory. We've made significant changes in every aspect of our business including augmenting our leadership team, enhancing organizational strength and efficiency, developing merchandising and design processes, and optimizing our store fleet by adding stores in high potential markets and continuing to close underperforming stores. We've also made important investments of high potential areas including the online business. Importantly, we have focused the entire organization on putting the customer at the center of everything we do, particularly with regard to the store experience and our merchandise assortments. We knew it was going to be a tough quarter for a lot of reasons, some environmental, notably foreign-exchange, and some specific to our Company. And most significantly because many of the actions we are taking to improve our business are in the early stages of implementation. And so our numbers don't reflect the many initiatives underway to reinvigorate our iconic brands. But we do see traction in several areas. Comp sales performance on a sequential basis has shown improvement in a number of areas of our business, particularly within Hollister. The new more inviting storefront for Hollister continues to do very well with converted stores still experiencing a high-single-digit increase in sales and gross margin. We saw sequential improvement in Europe in key markets such as the UK and France and are also delivering great results in China. And all of this has been accomplished against a backdrop of significant headwinds for our industry, most notably foreign currency translation. Our comparable sales trend has continued to improve in May, increasing our confidence that we will see continued sequential improvement into the second quarter and the back half of the year. Our turnaround won't be accomplished overnight, but we are expecting that the changes will help us stabilize our business this year and lead to meaningful and lasting improvement moving forward. Now let me hand it over to Jonathan Ramsden, our COO, to provide a more in depth update on our strategic initiatives. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Thanks, Arthur, and good morning everyone. As Arthur mentioned, the first quarter marked some significant steps in our ongoing efforts to turn around our business. As summarized on page 11 of our investor presentation, these changes include a number of elements. First and foremost putting the customer at the center of everything that we do. Second, defining a clear positioning for our brands in a rapidly changing and highly competitive marketplace. Third, ensuring we are delivering a compelling and differentiated assortment. Fourth, from a channel standpoint ensuring we are appropriately scaled and positioned to optimize our brand reach domestically and internationally. Fifth, ensuring we continue to improve our efficiency, pare underperforming assets, and reduce expense. And last, ensuring we are organized to succeed. I'm going to make some comments on specific actions against these initiatives and then Fran and Christos will add more color for their respective brands. Starting with customer centricity, we've made significant changes in our stores during the quarter to create a faster, easier and more enjoyable shopping experience. We have given our store managers greater autonomy but also increased their accountability by implementing a new incentive program. Regarding omni-channel, we have enabled order in store in all US stores and we'll have ship from store in place in approximately 70% of US stores by the end of Q2. We will extend ship from store to the UK and Canada by the end of the year. In addition, we will have click and collect in place by the end of the year in the UK, a market where this is very important. And we'll begin to enable online returns to stores in Europe again starting with the UK. All of these changes are directed towards creating an easy, seamless and satisfying experience for our customers. With regard to brand positioning and our assortment, while there is more to do, particularly on long-term positioning, a lot of great work has been done over the past few months on assortment planning. Optimizing the scale and reach of our brands entails the following components. First, continuing to make selected international openings in key growth markets of Asia and the Middle East. During the quarter we opened our second A&F store in Kuwait, our third Hollister store in the UAE, and our fifth Hollister store in Japan. We are pleased with the initial volumes of these stores, particularly the Hollister store in Dubai, which is currently tracking to be one of our highest volume Hollister stores globally. China also continues to do well for us with double-digit comp sales for the quarter including positive comps in all seven Hollister stores and over 300% growth in the Hollister DTC business reflecting an outstanding return on our DTC localization investments. Second, continuing to optimize our footprint in the US. We continue to grow our outlet business with the opening of three new A&F outlet stores during the quarter. US outlet stores have now generated positive comp sales for the third consecutive quarter and we continue to be pleased with the performance of our new stores, particularly MFO stores. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

On the other side of this equation we expect to continue our domestic store closure program in 2015 and beyond. Excluding the Ruehl and Gilly Hicks brand closures, we have closed over 275 domestic stores in the past few years and have significant flexibility over the next couple of years. This ties to an important dimension of our US real estate strategy, which is the testing of new store prototypes and sizes. Our ability to prove out a fresh and compelling new store format at a reasonable capital cost, while significantly increasing both productive square footage and unit density, has the potential to be a significant value driver. Third, we are moving forward on other opportunities to increase our brand reach, including through licensing, franchising and wholesaling arrangements. Earlier this month we opened our first franchise store, a Hollister store, in Guadalajara, Mexico. While still early, we look forward to using franchising selectively to extend the reach of our brands to new locations and markets with minimal capital investment. After a successful launch of our A&F wholesaling partnership with ASOS we plan to extend that partnership to the Hollister brand in the second quarter. In addition, we plan to expand our A&F wholesaling business with a new partnership in the third quarter. We also are looking forward to InterParfums' planned launch to test selling Fierce in Sephora in France and global duty-free locations beginning in the second quarter, and to their launch of new fragrance products in 2016. With regard to efficiency, during the quarter we launched the continuous profit improvement program, which is the evolution of our highly successful profit improvement initiative, which generated $250 million in annual savings. Continuous profit improvement will be at the foundation of how we operate moving forward and these efforts resulted in meaningful savings during the quarter. We believe there are additional expense reduction and efficiency opportunities moving forward as we leverage strong engagement from associates across the Company. Finally, ensuring we are properly organized to succeed is a key part of our strategy. During the quarter we supplemented the branded teams by hiring several senior level associates with extensive experience in design, merchandising and planning that will help lead us into our next phase of growth. As Arthur said, while the first quarter was difficult and the results are not acceptable, we do not believe they reflect the potential of our brands going forward as we continue to make significant changes across all areas of our business. And I am grateful to all of our associates across the Company and their work to effect that change. With that I will hand it over to Joanne. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Thanks, Jonathan, and good morning, everyone. Before I begin I wanted to take a moment to reiterate that effective for the first quarter we have made a change in how we think about our operating segments. Previously we segmented and reported our business based on channel, reporting separate information for US stores, international stores and DTC. This quarter, as we substantially completed our transition to a branded structure with strong accountability to branded results, and recognizing the increasing overlap of our channels as a result of omni-channel activity, we have determined that our operating segments are now Abercrombie and Hollister. Given similar economic characteristics across these operating segments we have aggregated them into one recordable segment for external reporting purposes. Notwithstanding this change we will continue to provide appropriate comments on our calls to help investors understand the evolving dynamics in our business. And with that I will start with a brief recap of our first-quarter results and then provide an update on our outlook for the rest of 2015. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

For the quarter net sales were $709 million, down 14% to last year. Changes in foreign currency exchange rates versus the year ago accounted for approximately 560 basis points, or $46 million of the sales decline. Total comp sales were down 8% for the quarter. By brand comp sales were down 9% for Abercrombie and down 6% for Hollister. By region comp sales were down 7% in the US and down 9% in international markets. Across brands the direct-to-consumer and omni-channel business grew to approximately 23% of total sales compared to approximately 21% last year. Year over year our international DTC business returned to healthy growth while the US business was slightly negative as we were less promotional during the quarter versus last year. On a sequential basis Abercrombie comp sales declined slightly in both the US and international markets. However, Hollister comp sales improved sequentially in both the US and in international markets, which included positive comp sales in Asia and broad-based sequential improvement in Europe including in the UK. By category continued weakness in the tops business driven by reduced logo levels offset continued strength in jeans and dresses during the quarter. As I mentioned, the reduced logo business continued to weigh heavily on our results contributing approximately 7 percentage points to our down 8 comp for the quarter, in line with our expectations coming into the quarter. Excluding a net pretax charge of $27 million, the gross profit rate was 61.8%, 70 basis points higher than last year on a constant currency basis primarily due to lower average unit costs. Average unit retail in our US business continued to stabilize with a slight increase in the quarter while our international AUR declined. During the quarter we incurred a net pretax charge of $27 million related to a write-down of the carrying value of certain inventory. As we continued to improve our assortment and store experience we made an elective decision during the quarter to accelerate the disposition of some aged inventory that does not reflect our perspective brand positioning. We believe this will de-clutter the stores, reduce clearance inventory penetration in our stores and result in an overall increase in productivity. Excluding net pretax charges of $11 million this year and $16 million last year, adjusted non-GAAP operating expense for the quarter was $493 million, down $38 million as a result of benefits from the effects of foreign-exchange rates as well as further expense reduction efforts identified during the quarter and the realization of expense savings on lower sales. I'd like to take a moment to run down the pretax charges excluded from operating expense for the quarter which are detailed on page 4 of our investor presentation. These include asset impairment and accelerated depreciation charges of $6 million related to a decision to discontinue the use of certain fixtures from Abercrombie and Hollister stores to improve the customer in-store experience. And a further fair value adjustment of $2 million related to the Company owned aircraft currently held for sale. These also include lease termination and store closure costs of $3 million related to the accelerated exit of our two Hollister stores in Australia and severance charges of $2 million related to our profit improvement initiatives. In addition, we recognized a benefit of $2 million from the restructuring of the Gilly Hicks brand related to a favorable settlement of previously estimated lease termination costs. On an adjusted non-GAAP basis stores and distribution expense for the quarter was $387 million, down $30 million from last year, and benefited from the effect of FX as well as further expense reduction efforts identified during the quarter and the realization of expense savings on lower sales. On an adjusted non-GAAP basis marketing, general and administrative expenses for the quarter were $106 million, down $9 million from last year primarily due to savings associated with the expense reduction efforts during the quarter. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

On an adjusted non-GAAP basis the operating loss for the quarter was $52 million compared to $16 million last year and included adverse effects from FX of approximately $13 million. The tax rate for the quarter excluding the effects of charges was 34.8%. For the quarter the Company reported adjusted non-GAAP net loss per diluted share of $0.53 compared to an adjusted non-GAAP net loss per diluted share of $0.17 last year and included the adverse effect from FX of approximately $0.13. Turning to the balance sheet, we ended the quarter with $383 million in cash and cash equivalents and gross borrowings outstanding of $299 million. We also ended the quarter with total inventory at cost down 9% versus last year which included the impact of the inventory write-down. We continue to expect an improvement in inventory management and productivity as we move forward. Details of our store openings for the quarter are included on page 10 of the investor presentation. At the end of the quarter we operated 789 stores in the US and 173 stores in Canada, Europe, Asia, Australia and the Middle East. Moving to the rest of 2015, we are updating our outlook on elements of our performance for the year. We continue to expect foreign currency exchange rates to be a significant headwind to our results in 2015. With regard to comp sales, we expect to see continued sequential improvement into the second quarter and the back half of the year. This includes a meaningful impact from logo product as we lap the significant declines of last year. In addition, we are encouraged by improvement in our comp sales trend in May, although it is important to note that the majority of the volume for the quarter is still ahead of us. We continue to expect the gross margin rate to be flat to slightly up for 2015 driven by AUC reductions partially offset by adverse currency effects. With regard to operating expense, excluding the effects from changes in comp sales, we now expect a year-over-year reduction of approximately $40 million primarily as a result of additional expense savings identified. In addition, we would expect to appropriately manage expense with fluctuations in comp sales. Excluded from our full-year outlook are charges incurred during the quarter as well as other potential future charges related to impairment and store closing charges and other potential charges related to our restructuring efforts. Over time we expect a sustainable tax rate to return to the mid-to upper 30%s as profitability recovers within the jurisdictions in which we operate. However, for 2015 the tax rate is expected to be elevated and remains highly sensitive to the earnings mix by jurisdiction particularly at lower levels of profitability. In addition, we are continuing to project weighted average share count of approximately 70 million shares, excluding the effect of potential share buybacks. 2015 capital expenditures are still targeted at around $150 million; this includes new stores, store remodels and refreshes including the continued rollout of the new Hollister storefronts. In addition, this includes testing new store prototypes and improvement inside the store to deliver an improved customer experience and stronger productivity. This also includes the recently completed DC conversion to a dedicated direct-to-consumer facility as well as other DTC and IT investments to support growth initiatives. With regard to real estate plans for the year we plan to open 17 full price stores in key international growth markets of China, Japan and the Middle East and five full price stores in North America. We also plan to open nine new outlet stores in the US. In addition, we expect to close approximately 60 stores in the US during 2015 through natural lease expirations. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

I will now hand it over to Fran who will provide more color around the strategic initiatives occurring within the Hollister brand. Fran. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Thank you, Joanne, and good morning, everyone. First, I would like to thank the entire global Hollister team for their hard work over this past quarter. I am grateful for your urgency, openness and willingness to drive significant change in our brand. As we look at the first quarter business remained challenging as we delivered a 6% comp decline. While the comp remained negative we were encouraged by the sequential improvement for the last two quarters, especially in light of a reduced promotional stance in the US business. We significantly reduced our reliance on percent off entire store messaging and as the quarter progressed we increasingly sold more merchandise at ticket versus a year ago. In the US we were most encouraged by the stabilization of our girls business. As we moved past the clearance selling period early in the quarter we saw improvement in the girls? top categories with each update. Our guys? performance -- our guys business performed consistent with the Q4 trend with the comp challenged by a reduced promotional stance. In Europe we saw sequential improvement driven primarily by the UK and France and in Asia our China business was very strong. As Jonathan mentioned, we have made many changes over the past several months as part of our efforts to improve the performance of the Hollister business. First, we have made significant progress to ensure we have the people and organizational structure to set as up for success. We reorganized our product staging team into a structure that will enable us to build regional tailored assortments that will be adjusted based on consumer preference. In addition, I have made several senior-level hires and internal appointments across our customer facing functions to help lead those teams. Second, we have made significant progress during our last two product review cycles to ensure we have the right process in place to develop, review and buy our assortments. We have plenty of opportunity to improve our merchandise assortment and I am confident that we will see incremental improvement with each floor set going forward. Third, we are shifting our focus to a more customer centric expense and we see this evolution taking place in several key areas. In-store experience (technical difficulty) experience and pricing and promotion. With regard to pricing and promotion, we must simplify the customer shopping experience and appropriately position our brand to compete in each region. As you know, based on our UK price test results, we rolled out the adjusted pricing to remaining UK stores with our spring break floor set and have seen continued sequential comp improvement. We plan to roll out updated pricing to the rest of the world in conjunction with the back-to-school floor set. In the US we will continue to moderate our promotional activity to provide a simpler shopping experience and clarity to our customer around our quality and value proposition. With regard to in-store experience, we have made meaningful progress over the past couple of months. First, we removed some of the in-store props and fixtures that will not be part of the future Hollister experience. Second, we continue to roll out the updated Hollister store front around the world. But in addition we are in the process of developing and testing options for our future in-store prototype and we are excited to have opened our first Hollister store with our future in-store prototype with a fully redesigned and re-fixtured interior at the Polaris Mall here in Columbus. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

The new prototype allows for more space and flexibility between genders and with increased visibility, brighter color themes and better layouts, customers will have an easier shopping experience. We are pleased by the initial customer reaction and will be converting four additional stores over the coming weeks. Finally, we are creating greater ownership and accountability within our store management team through new incentives and training programs. With regard to brand experience, we continue to improve our understanding of our customer and we look to define the modern Hollister. With a better understanding of our customer we will refine our marketing approach to represent our brand position rooted in the Southern California lifestyle and engage our customer on their terms using channels they deem most relevant. Clearly, we have had a significant amount of change happening in our brand. That said, I am confident that we are focused on the initiatives that will turn around our performance and capitalize on the strengths and global reach of the Hollister brand. I will now hand it over to Christos. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids Thank you, Fran. The first quarter was challenging for Abercrombie & Fitch brands delivering a combined minus 9% comparable sales result, reflecting a slight sequential decline in comparable sales from the prior quarter. While we have some wins for the quarter, tops business still remained weak as a result of both continued logo handlings and a real lack of differentiation between the new spring season and the fall season carryover product. I am well aware of the challenges we face, but really do believe that we are focused on the right things as part of our efforts to improve the trend of the Abercrombie business. This focus includes: one, having the right organizational structure in place to create better product. To that end I have supplemented the talented team here by hiring three general managers with strong industry experience for the men's, women's and kids businesses. The new GMs will have direct oversight in design, merchandising, inventory management and planning functions. Two, reestablishing the vision for the brand with a focus on being the best at design, whether that being our heritage [homeland] of preppy or military styling, authentic denim or pretty lace, or in chasing the latest trends. We've also been improving quality levels in terms of fabrications, washes, embellishments, styling and the fit of our clothes and the sizes we offer. In addition, we have made progress in evolving buying of inventory, management processes to ensure that we are offering a well-balanced assortment by channel across fashion classics and also logo. Three, focusing on making the customer shopping experience clearer and more convenient, both in-store and on DTC, by enabling customers to more easily see, touch and select our clothing. We have adjusted the in-store experience by removing a number of forms and props to improve navigation around the store. We have adjusted presentation methods to increase the amount of hanging product versus folded and also to better showcase our newest product details, colors and silhouettes. we have also made adjustments to the music, scent and lighting levels in the store. We're in the process of identifying a new store layout and plan to have this first prototype opened this fall. On DTC, all product is now photographed on body and not flat so that customers can imagine the real silhouette and the fit of the garment. Moreover, we have implemented programs to help store managers take on a more customer centric business driven approach to our previously announced store incentive programs. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

We have also continued to enhance our store training to ensure that our managers and brand representatives have the tools necessary to drive their business, manage expense and improve the overall productivity of their store. My focus is on creating a consistent, compelling brand experience across stores, DTC and marketing channels that resonate with the modern Abercrombie & Fitch customer and extends our reach to a broader target market. We do have a considerable amount of work ahead of us, but I am really encouraged by the changes that are being made, and I believe the strategies will be significantly in building on the rich heritage of Abercrombie & Fitch brands. Before I conclude I would like to thank the Abercrombie & Fitch teams for their contribution, commitment and positive approach to all of the changes that are currently taking place. With that I will hand back to Arthur for some closing remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thanks, Christos. Hopefully all of you now have a much stronger sense of the profound changes that are taking place within our Company. It is important to note that our Company ran as a singular business model for two decades. That model became less relevant in a changed marketplace with new customer expectations. There is great potential in front of us and there is a great amount of work being done throughout the organization to realize that potential. And I and the Board continue to be confident that the changes taking place will allow us to realize the full value of our brands. We are fortunate to have a team of very, very talented executives, who you have heard from today, leading the charge on these initiatives. A new CEO will be appointed at an appropriate time to continue this work and the Board is deeply engaged in that process. This now concludes our prepared comments, we'll be happy to take your questions. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Randy Konik, Jefferies. Randy Konik - Jefferies & Co. - Analyst A lot going on, glad to see it. So a couple things. Just I guess on the -- if you look at the international business versus the US business, some different things going on, it looks like you are saying that the international -- it almost feels like the international traffic is inflicting because the AUR is still down, recognizing I think you're saying the price point is probably a little too high there, so you are bringing them down and you are seeing that corresponding traffic improvement. Then in the United States you are seeing AUR stability or -- AUR stability but the traffic still down. Maybe kind of give us some perspective on where you are seeing the progress points in the two different regions of the business? And then I guess I just wanted to ask lastly, when you look at the CapEx breakdown, it is kind of almost reversed on its head now where the new stores' CapEx is only about 20% of total CapEx and you have these store enhancements and IT and DTC accounting for about 80%. If we look out a couple years from now, if you assume that the new store CapEx will remain very low, when do we end the store enhancement kind of CapEx? Kind of where are we in the Hollister reformats? And then when do we kind of come down on the IT DTC CapEx? Meaning (multiple speakers) get a sense of what is the maintenance or normalized level of CapEx in the business on a long-term business? Thanks. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Okay, Randy, so Joanne is going to comment on the first piece and I will take the second part of your question. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, on the -- Randy, on the international business versus the US, we have seen for the second quarter and are encouraged by the stabilization in AUR in the US business. The AUR in the international business was down in the quarter pressured by FX primarily, but also with the price investments that we have made internationally. Again, those price investments we expect to drive conversion, which we have seen, and that was the driver of the sequential improvement in the international business for the quarter. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO On the CapEx part, Randy, I think there's a lot of moving parts as you alluded to in the earlier part of your question. We do expect to continue to open new stores in the key growth markets we called out. I think one of the big questions we are working through is new store prototypes for both A&F and Hollister. And as we prove those out it is to be determined how much reinvestment there would be in the existing fleet to convert stores to a new more productive, easier shoppable store format. So that is still I think open at this point. And then the IT/DTC, we continue to expect to invest in DTC, that has been a very productive high return investment for us over the past few years. Randy Konik - Jefferies & Co. - Analyst So do you think the CapEx levels will get -- could get down to a more normalized rate around $100 million or so? And then just following up, when do we lap the logo stuff? And then lastly, you mentioned on real estate closures you have a lot of flexibility. Where are we in the flexibility cycle or how many more stores are up for renewal -- lease renewal over the next let's say 24 months? Thanks. Sorry. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Okay, Randy, I will take parts one and three and then go to Joanne for part two. So the CapEx level, no, I don't think we are ready to say it is going to come down to a lower run rate of $100 million. I think we have said in the past that we think $150 million is a reasonable run rate, but that is obviously a function of the returns we are seeing on different investments over time. And then real estate closures, we said in the past that we have very significant flexibility domestically over the next couple of years with a very high proportion of our US leases up for renewal between now and the end of fiscal 2017. So essentially over the next 2.5 years. So as we test these different prototypes and as we see how productivity changes in the existing stores over the next year or so we have a lot of flexibility to make changes on that front. I will go to Joanne on logo. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, on the logo pieces, Randy, we expected that the logo headwinds would start to abate in the first quarter. They represented 7 points of headwind to comp on our down 8 comp for the first quarter. We expect that to continue to abate in the second quarter and then neutralize in the back half of the year when we will have lapped the significant declines from a year ago. Operator (Operator Instructions). Matthew Boss, JPMorgan. Christina Bradley - JPMorgan - Analyst Oh hi, it is [Christina Bradley] on for Matt. Thanks for taking our question. Can you just dive a little bit into the profitability by segment? You kind of excluded that a little bit from the presentation. In particular, just given the price decreases on Hollister International, can you just talk about international profitability and what you can see there longer-term? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, I will pick that one up, Christina. This is Joanne. The selling margin rates internationally declined related to the price decreases as well as the impact of the foreign currency fluctuations we saw in the quarter. With the stability in the AUR in the US business, the selling margin rates -- and with the averaging of costs coming down across all markets, we are seeing those selling margin rates come closer together, so improvement in the US market and declines in the international markets. But again, we believe the investments and we have been seeing the investments, both in tests as well as in the first quarter in price internationally drive improvement in the top line, and through the tests improvement in gross margin dollars in international markets. Christina Bradley - JPMorgan - Analyst Okay, thanks. Operator Ed Yruma, KeyBanc Capital Markets. Ed Yruma - KeyBanc Capital Markets - Analyst Thanks for all the discussion. Can you talk a little bit about AUC? I know you called that out as a bright spot in the quarter. Kind of what are you doing to improve that and kind of how should we think about AUC longer-term? Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, from an AUC perspective, we continue to see AUC improvement as we expected in the mid-single digits for the first quarter. We do expect AUC to continue to be down in 2015. And is really the driver of our ability to deliver flat to slightly improved margin rate this year. Longer-term AUC management will really be directed by the product development and the assortment changes that we are making. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Ed Yruma - KeyBanc Capital Markets - Analyst Great, thanks so much. Operator Susan Anderson, FBR Capital Markets. Susan Anderson - FBR Capital Markets - Analyst Good morning, good job on the sequential improvement in the comp. I was wondering if you could maybe elaborate on merchandise or pricing architecture strategies for back-to-school; how should we expect maybe the merchandise or assortment to evolve. And then maybe also if you could kind of talk about just the plan to kind of change the brand perception with the consumer, both brands, particularly in the US and start to drive more traffic back into the stores. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Okay, Susan, so I think we are going to go to Fran for at least the first part of that question. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Hi, Susan, as we move into back-to-school from an assortment architecture perspective we have worked on a much more balanced assortment. So you will see an assortment that has fashion, logo and core well-positioned relative to what the customer's interests are. We have also worked through pricing. We will continue with our must have and our entry-level price point and we will increase the prices up from there, measuring off the good, better and best architecture. The evolution of the assortment I think is the second part of your question. We are seeing continued customer acceptance for our product, which is giving the teams confidence in moving forward in how they are assorting the line. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids In terms of customer perception, we were very clear that that will only change once we improve the product lines and the product assortment. That is where our total effort is focused. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Susan, this is Arthur, regarding the second part of your question on brand positioning, a couple of things. Number one, we've actually in the last few days seen some syndicated research that shows both brands have stabilized very nicely in the preference scale of our target customer. So certainly any decline has been arrested. The question is now how to restore them to a higher level of esteem in the minds of our customers. We have some work underway to help us think that through. It is not ready for prime time yet to be shown or discussed openly. But over the next couple of three months I think you will begin to see some elements of that come to light. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Susan Anderson - FBR Capital Markets - Analyst Got it. That is very helpful, guys, good luck next quarter. Operator Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer Capital - Analyst I was hoping to follow up on May improvement. Is that being seen across Hollister and A&F and domestically and internationally? And also we noticed you haven't bought back stock in the past couple quarters I believe. Just maybe talk about what are the Board's views on a share buyback and just how much cash cushion do you need to see on the balance sheet? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Maybe I will just start with the May piece. Yes, we saw we said sequential improvement into May. We haven't passed out anything more; we aren't going to get into more details and obviously the caveat there too that we are still very early in the quarter. In terms of stock repurchase, you are right, obviously we didn't make any repurchases during the quarter. We continue to evaluate that through our usual filters of looking at liquidity and long-term value at any given point in time and that is a decision we make quarter by quarter as we go through the year. I missed the third part of the question. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO From a capital allocation standpoint we still look to invest back into the business through CapEx on projects that meet our required risk adjusted returns and also look to return cash to shareholders through dividend and share repurchase programs. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst My question is on cost of goods sold, but I did just want to clarify the comments around May. Can we assume that the improvement in May is against the most difficult comparisons of Q2? Just let us know if that is not a good assumption. And then, Joanne, my questions on cost of goods sold. I am not sure I totally understand the rationale for excluding the $27 million inventory write-down. It sounds like you are deciding not to move forward with selling those goods. But that sounds sort of like a normal course of business and ought to flow through normal cost of goods sold. So maybe if you can just add some color around that. Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, I don't believe May was the lowest comp of the quarter, but we don't -- we just have quarterly results that we reported externally. So can't really comment on that piece. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

In terms of cost of goods sold, we excluded that because this is a unique decision that we made to remove these goods, this aged inventory from our business, from our stores. It is important to note that we are not buying back into these goods so it is a reduction in the overall level of ownership of clearance and penetration of clearance in our stores. So we expect that this is a onetime move down in the level of penetration of clearance, taking that -- really accelerating the sell-through and the disposition of those goods. Again, we don't plan to buy back into it; we plan to maintain lower inventory levels moving forward. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO I think it is important to add to that also that it was an elective decision, it wasn't that we had to do it. We were selling the inventory but we wanted to clean up the stores and not have old low AUR clearance competing with our new assortment as we grow in confidence that our new assortment is going to be stronger than where we have been. Operator Paul Alexander, BB&T Capital Markets. Paul Alexander - BB&T Capital Markets - Analyst Jonathan, you mentioned earlier in the call that in the last few month you have done a lot of work on assortment planning. Is that related to this disposition of aged inventory? Or the Company has historically had difficulty buying the right levels of inventory and fashion. Is this progress and planning more about that and the correct distortion of fashion to core? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Yes, they are definitely related. I think Fran or Christos could elaborate a little bit on what we are doing in the assortment planning area and did a little bit in their prepared comments. But yes, it is tied to both the better assortment we think we have coming in, tied to discipline generally around buying going forward and generally moving to a place where we think we have a stronger assortment and not wanting to have that diluted by having aged inventory that is still clearing through but at relatively low AURs. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids In terms of assortment planning, our focus really is on offering more variety to customers through several avenues -- through pricing architecture, through trends and color analysis. And also through fabrication and the fit of the product. Rather than just offering a one-dimensional collection we are looking at offering several dimensions within that collection. Paul Alexander - BB&T Capital Markets - Analyst Thank you. Operator Barbara Wyckoff, CLSA. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Barbara Wyckoff - CLSA - Analyst This question is for Christos and Fran. In the past we have heard about speed to market testing initiatives. You talked about the impact of implementation of these processes holding fabric testing and then chasing goods. Where are you on this process? Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids We do have processes in place here at both Abercrombie and Hollister to hold fabric, to hold open to buy in terms of dollars and to speed up the process at the last minute to chasing products as quickly as possible. We have set criteria in terms of which product areas are impacted on. Some product areas are obviously quicker than others. So we have a process. Our key focus though is getting the product right first time. And that is where we are really concentrating our efforts. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Just to underscore too, I think we discussed last time we have the ability to be fast. What we have worked on considerably over the past quarter is making the decisions quicker. That has helped our process considerably. Barbara Wyckoff - CLSA - Analyst Great, thank you. Operator Oliver Chen, Cowen and Company. Oliver Chen - Cowen and Company - Analyst In our checks we have noticed your assortment with the essentials program. And I am just curious about how you are feeling about that balance. And then on the denim side what we have observed is a real consumer interest in fabric treatments. How long will that take? My inclination is that the fabric innovation itself is a longer process. Our last question was just about how you are feeling about the differentiation between your banners and where you are with regards to the marketplace feeling about consumer reception on differentiation. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids Okay, so, on essentials -- we are very pleased with the performance of essentials, but we think there is more work to be done both in improving the quality levels and the variety of essentials we offer. And I think there is opportunity to increase the AUR in that particular section as well. In terms of denim, there is a lot of development work and innovation going on in denim and it does take a little bit longer, I have to confess. But the length of time is far outweighed by the benefits that we are getting by these new fabrications and there really are some interesting techniques coming through. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

In terms of the differences between the brand, well, Fran and I are both really focused on our own brands and the segment with which we are operating. Obviously now that we are a branded organization we feel that is really going to drive the difference in the two. We have got a very clear view on our brands positioning, which we can't really of elaborate on at the moment, but that will evolve over the course of the year. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister And then just to underscore. In Hollister as well we are also very pleased with our essentials. As for as our pricing architecture goes, it was very, very well received by our customer as a nice entry into the brand. The differentiation between the brands -- we just celebrated our first year as being separated. And you will see the handwriting continue to develop amongst those brands as we continue to move forward. Oliver Chen - Cowen and Company - Analyst Okay, and we have noticed this nice agility and the changes you have been making from fixturing to color to the composition of the assortment. But how do you talk to us when you zoom out about the customer and kind of moving the customer to your vision and kind of retaining customer and taking on the new customer as you embrace different brand details as well as assortment planning and actually store experience kind of changes? I am just curious about your thoughts on striking the balance. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids My view firstly is we don't -- I am not trying to move the customer, I am trying to follow the customer. I work for them, they don't work for me. And in terms of those three buckets we are trying to continue to cater to the existing customers, we want to appeal to previous customers that have lapsed, and we want to attract new customers. They are all three different approaches and we have a plan for each of those. Operator (Operator Instructions). Lindsay Drucker Mann, Goldman Sachs. Lindsay Drucker Mann - Goldman Sachs - Analyst I was hoping maybe we could dig into the pricing strategy in Europe and in the UK. Can you just give some details on what region, how many stores you took pricing down for Hollister, the magnitude of reductions and whether you have rolled that out to other stores in Europe and kind of what the plan of attack is there? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO I can kick it off, Lindsay. If Fran wants to add any color I'd welcome it at the end. But our pricing has occurred in the UK specifically and a couple of other smaller tests around Europe in the fourth quarter. Leading into the first quarter we had taken price down in UK. We saw -- and we're pleased with the results both on sales as well as the absolute gross margin dollar lift. And with the spring break floor set we took price down throughout the UK. So the first quarter it was mainly a UK directed strategy. We did see some sequential improvement in the business -- in the trend of the business in the UK. So we continue to be encouraged and our plan for rolling out is to more broadly roll it out globally with the back-to-school floor set. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Lindsay Drucker Mann - Goldman Sachs - Analyst Great. And then maybe just a couple housekeeping ones. Number one, based on your hedges and spot rates, can you tell us the per share impact you expect for currency on fiscal 2015? And then secondly, can you give us the specific buckets where the new cost savings, the $40 million I guess, or the other new cost savings that you identified are coming from? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, we articulated in our last call the impact of foreign currency. And interestingly as we sit at the end of the first quarter that -- those numbers haven't changed a lot. The currency has moved around a bit but we sort of landed at the end of the first quarter basically where we were at the end of the fourth quarter in that we still expect foreign currency to be a headwind. Restating 2014 based on current spot rates at the end of the quarter would have resulted in a $60 million reduction in operating margin for the year. So that number is still approximately right. So that is how it tumbles through our P&L. In terms of the cost savings initiatives for the year that were identified in the first quarter, they are really broad-based some of them in the stores buckets but also in the home office. So, and as we continue to focus on driving efficiency and productivity every day as a way of life in the Company we expect there is more efficiency to find. But again, no big buckets in one specific area, I think it will be broad-based. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Joanne, I had one question on the operating expense savings of $40 million. I assume that is a full year number. And as I calculate it, between store operating and G&A your costs were down about -- you saved about $39 million in the quarter. So does that mean that the rest of the outlook for the rest of the year depends on comp store trends, i.e., are most of the cost savings behind us or could you help me with that? And then on the knit product for both Christos and Fran, it sounds like some of your underlying trends in knits are improving, the essentials performing, etc. So once we anniversary logo business could we start to see an improvement? Should it just be a natural mathematical uptick that we should enjoy in the knit category? Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO So I will start with the OpEx part of the question, Janet. We -- as you recall in the last call, we expected the benefits from foreign currency exchange rates on operating expense to be roughly offset by investments we were making in other parts of the business. Again, foreign currency exchange rates haven't changed, that picture hasn't changed. So the benefit expected for the year in foreign currency exchange rates remains the same. However, we have identified more savings during the quarter that will tumble through the year. So the $40 million is incremental to what we expected at the end of last quarter. The timing of when that flow varies during the year and the majority -- I would say the majority of the savings for the first quarter was related to the benefit from foreign currency exchange rates. However, some of the offsetting expenses happened later in the year. So the $40 million is an incremental save from where we were last quarter. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids In terms of the anniversary of the logo and the maths, I really wish it was just a mathematical equation that would solve it, but unfortunately it isn't. We are going to have to rely on the expert design content that we've put into the new logo product. We have got confidence that we have done the right thing there and hopefully we have bought the right quantity. So it is the mix of those two equations that will give us the right mathematical result. Fran Horowitz - Abercrombie & Fitch Co. - President, Hollister Clearly our turnaround will be led by product. We are very encouraged by what we are seeing in that category and some other categories. Our full price selling continues to increase. Our sell-through rate continues to increase regular price, particularly we mentioned earlier in the girls' tops business, we've made significant improvements in our comps. So we are encouraged by what we are seeing. Operator Brian Tunick, Royal Bank of Canada. Brian Tunick - RBC Capital Markets - Analyst Curious maybe, Joanne, you can talk on the gross margin guidance of flat to up slightly for the year. Can you maybe elaborate on your assumptions on inventory planning into the back half? I guess as you say, comps are going to accelerate. And also, merchandise margins in Europe versus the US, how should we think about that as you change your pricing architecture in Europe? And then maybe for the brand presidents to talk about supply chain and lead times, just a benchmark. Maybe you guys could talk about where are we now on your lead times and how often you are flowing product into the stores and where you think we will be a year from now? Thanks very much. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Okay, Brian, on the first part of your question gross margin guidance reflects the lower average unit cost that we have seen this quarter and expect to continue during the year. We do expect the average unit retail in Europe specifically and international markets to be pressured by exchange rates as well as the price investments that we have made. But we do see stabilization and have seen stabilization in the US AURs, which I think implies that the US margin rate -- selling margin rates would expand and the international margin rates would contract a bit this year. Christos Angelides - Abercrombie & Fitch Co. - President, A&F & abercrombie kids On supply chain, I can't give too much detail at this point actually other than it is something we are focused on, and something that needs further evaluation. There are some real strengths but there are also some opportunities that we want to evaluate over the coming months. Operator Dana Telsey, Telsey Advisory Group. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

Melissa Calandruccio - Telsey Advisory Group - Analyst Hi, this is Melissa Calandruccio on for Dana. Our question is just in terms of the opportunity you see to adding A&F product to other multi-brand channels such as ASOS and Sephora, just any color there on sort of the sales and margin opportunity that there might be. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO Yes, hey, Melissa, this is Jonathan, I will take that one. I think it is early days on these initiatives. We just started testing wholesaling in the fourth quarter of last year with ASOS. We are pleased with what we have seen so far; we are going to expand that over the course of 2015 including into Hollister. But I think it is too early to say what the long-term potential is, but obviously that is accretive to EBIT as we roll that out, or at least that is our expectation. On the licensing side, which is really where the fragrance comes in through Sephora, that is pursuant to the deal we announced late last year with InterParfums where they are going to be distributing Fierce through third-party channels such as duty-free and through Sephora and so on. Again, we haven't started that yet so it is too early to say what we think the potential of that is. But again, we would expect that to be incremental. It is very limited investment on our side. And then as part of that arrangement with Inter Parfums we are also developing entirely new products to sell through those channels as well as potentially through our stores over time. So, again, too early to say, but we think both of those are very interesting opportunities going forward. Operator Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst I am just curious if we can talk a little bit about China, because you have quite a number of stores there and it sounds like the business is still fairly healthy there. Does that customer differentiate between the two brands, Hollister and Abercrombie the way we do here, that whole East Coast/West Coast situation? And if they do, is there an opportunity eventually to bring Hollister there or really Abercrombie will be the brand to bring there? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & COO So, Marni, we only have two A&F stores in China; most of our stores are Hollister and the A&F flagship store in Shanghai only opened just over a year ago and then the second store in Chengdu opened last summer. And it is relatively new and it's much less prevalent than Hollister currently. We obviously have a very healthy e-com business in both brands. So I think it is early days for us still in China, frankly. We think it is a significant opportunity both from a store standpoint still, but also from an e-com standpoint where, as we alluded to earlier in the prepared remarks, we've seen very strong growth, particularly in Hollister but also in A&F since we went live with our localization late in 2014. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 28, 2015 / 12:30PM, ANF - Q1 2015 Abercrombie & Fitch Co Earnings Call

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